UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2010
COLEMAN CABLE, INC.

Delaware	001-33337	36-4410887
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification Number)
incorporation)

1530 Shields Drive, Waukegan, IL		60085
(Address of principal executive offices)		(Zip Code)
(Exact name of registrant as specified in its charter)
(847) 672-2300
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 2, 2010, the Compensation Committee of the Board of Directors of Coleman Cable, Inc. (the “Company”), with the concurrence of the Board of Directors of the Company, approved the award of performance-based restricted stock units (“RSUs”) to senior executives, including to its named executive officers in the following amounts: G. Gary Yetman, President and Chief Executive Officer – 330,840 RSUs; Richard N. Burger, Executive Vice President, Chief Financial Officer, Secretary and Treasurer – 94,562 RSUs; Richard Carr, Executive Vice President, Operations – 13,290 RSUs; Michael A. Frigo, Executive Vice President, OEM Group – 13,290 RSUs; and Kenneth A. McAllister, Executive Vice President, Distribution Group – 51,230 RSUs. Each RSU is the economic equivalent of a share of the Company’s common stock but has no voting rights attached to it. The RSUs have a term of ten years and vest in increments upon the Company’s common stock attaining three separate incrementally increasing stock price goals beginning with a price representing approximately 350% of the average stock price per share on the grant date as follows: Mr. Yetman – 74,250 RSUs, 128,340 RSUs and 128,750 RSUs, respectively; Mr. Burger – 22,562 RSUs, 36,000 RSUs and 36,000 RSUs, respectively; Mr. Carr – 3,000 RSUs, 5,040 RSUs and 5,250 RSUs, respectively; Mr. Frigo – 3,000 RSUs, 5,040 RSUs and 5,250 RSUs, respectively; and Mr. McAllister – 12,230 RSUs, 21,000 RSUs and 18,000 RSUs, respectively. Upon each vesting date, two-thirds of the corresponding RSUs will settle in shares of the Company’s common stock and one-third will settle in cash, in each case subject to applicable tax withholding. The stock price targets discussed above are intended to be used solely in connection with the Company’s compensation plan and are not predictions of the future prices of the Company’s common stock. There can be no assurance that these stock price targets ever will be achieved over the course of the ten-year term of the awards.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.
Date: March 8, 2010	By:	/s/ Richard N. Burger
		Name:	Richard N. Burger
		Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer